10.41 December 1, 2009 exclusive License Agreement with GL Industrial Services UK, Ltd. through which CUI Global owns exclusive rights to manufacture, sell and distribute a Gas Quality Inferential Measurement Device (Vergence) designed by GL on a worldwide basis.

Confidential portion(s) of this document have been redacted pursuant to protection as "confidential" under Exemption 4 of the Freedom of Information Act, 5 U.S.C. § 552(b)(4). A request for confidential treatment has been filed separately with the SEC.

GAS QUALITY INFERENTIAL MEASUREMENT DEVICE (GASPT)

LICENCE AGREEMENT

between

GL INDUSTRIAL SERVICES UK LTD

And

WAYTRONX, INC.

CONTENTS

CLAUSE

THIS AGREEMENT is dated 1st December, 2009

PARTIES

(1) GL Industrial Services UK Ltd incorporated and registered in England with company number 3294136 whose registered office is at Holywell Park, Ashby Road, Loughborough, Leicestershire, LE11 3GR, UK (**Licensor**).

(2) Waytronx, Inc. incorporated and registered in the United States of America with tax ID number 84-1463284 whose registered office is at 20050 SW 112th Avenue, Tualatin, Oregon 97062, USA (**Licensee**).

BACKGROUND

The Licensee wishes to undertake further development of the Licensed Product (defined below) and if successful to supply that Licensed Product.

The Licensor has agreed to grant and the Licensee has agreed to take a licence of certain patent and trade mark rights on the terms set out in this Agreement.

AGREED TERMS

1. **INTERPRETATION**

1.1 The definitions and rules of interpretation in this clause apply in this Agreement.

Agreement: means this agreement and the recitals and schedules to it.

Agreement Year: means any 12 month period commencing on the date of this Agreement or, as the context dictates, any anniversary of the date of this Agreement.

Authorised Sub-Licensees: Ingenion Design Limited whose registered office is at 26 Market Square, St Neotts, Cambridgeshire, UK, and whose Registration number is 1838951.

Commercial Licence: the licence granted under clause 3.1 (b).

Commercial Ready Date: the date agreed by the Parties in accordance with clause 14.1.

Development Licence: the licence granted under clause 3.1 (a).

Expert: a person appointed in accordance with clause 23 to resolve a Royalty Matter.

Field of Use: Inferential measurement of gas quality.

Improvement: any improvement, enhancement or modification to the Licensed Product or its method of manufacture.

Intellectual Property Rights: all patents, patent applications, designs, design rights, copyright, database rights, trade marks, service marks, trade names, know-how or any other intellectual property whatsoever and wheresoever in the world existing, whether registered or unregistered in respect of the Licensed Patents, the Licensed Products, and the Technical Information.

Licensed Patents: all patent applications in the Territory which are equivalent to and/or claim priority from the applications and granted patents issuing from such applications listed in Schedule 1, together with all re-issues and extensions of such granted patents.

Licensed Products: a product for gas quality inferential measurement which falls within the Technical Information and the scope of any claim of the Patents.

Net Sales Price: the actual invoiced price in an arm's length transaction, less transport, freight and value added (or like) tax to the extent identified on the invoice provided that where the Licensed Products are:

(a) let, leased or sold on hire purchase or supplied other than in an arm's length transaction; or

(b) used by the Licensee; or

(c) sold or otherwise supplied to any associated company of the Licensee (being a subsidiary or holding company of the Licensee, or any subsidiary of such holding company from time to time, where such terms have the meanings given in Section 1159 of the Companies Act 2006, or any equivalent provision in the laws of any jurisdiction to which the Parties are subject); or

(d) incorporated in another article and sold or otherwise supplied at a price which is included in the price of the other article,

the Net Sales Price of each such Licensed Product shall be deemed to be the Net Sales Price which would have been applied under this Agreement, had such Licensed Product been transferred to an independent arm's length customer.

For the avoidance of doubt, any installation work carried out and charged for by the Licensee, using the Licensed Product, is excluded from the determination of Net Sales Price.

Non-Exclusive Date: the date on which the sole licences granted under clause 3 become non-exclusive under clause 18.2.

Mark: the trade mark(s) to be agreed by the Parties at a later date, including the registrations and the applications for registration in the Territory set out in Schedule 3 and the trade marks, devices and get-ups owned by either Party which are to be used under this Agreement and which are set out in Schedule 3 as amended from time to time under clause 3.9.

Pre-existing Rights: the rights described in clause 2

Quarterly Period: the period of three months commencing on 1 January, 1 April, 1 July and 1 October.

Royalty Matter: any matter whatsoever concerning Target Quantities, royalties including their interpretation, calculation, the setting of Royalty Rates and any other matter which the Parties agree in writing is a Royalty Matter.

Royalty Payment: the royalty payable under clause 18 and Schedule 4.

Royalty Rate: is as defined in Schedule 4.

Royalty Year: the 12 month period commencing on either the Commercial Ready Date or, as the context dictates, any anniversary of the Commercial Ready Date.

Sub-Licensee Obligations: is as defined in clause 3.3.

Technical Information: is as defined in Schedule 2.

Term: is as defined in clause 21.

Territory: means the World.

1.2 Clause and schedule headings do not affect the interpretation of this Agreement.

1.3 A **person** includes a corporate or unincorporated body.

1.4 A reference to a law is a reference to it as it is in force for the time being, taking account of any amendment, extension, application or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.5 **Writing** or **written** includes faxes but not e-mail.

1.6 Documents in **agreed form** are documents in the form agreed by the Parties and initialled by them for identification.

1.7 Words in the singular include the plural and in the plural include the singular.

1.8 A reference to one gender includes a reference to the other gender.

2. PRE-EXISTING RIGHTS

2.1 The Licensor has entered into a Non-Exclusive Patent & Know-How Licence Dated 27th July 2007 (the "Pre-Existing Rights") with NGT Intellectual Property Limited under which the Licensor has licensed certain of its Intellectual Property Rights to a number of licensees including NGT Intellectual Property Limited and the members of its group, entities subsequently divested from or acquired by that group and Northern Gas Networks Ltd, Scotia Gas Networks Ltd and Wales and West Utilities Ltd.

2.2 The Parties agree that the provisions of this Agreement are subject to compliance with the Pre-Existing Rights. If either Party suspects that any activity affects or is affected by the Pre-Existing Rights it shall promptly notify the other and the Parties shall work together in good faith to amend this Agreement such that that the Pre-Existing Rights are unaffected.

2.3 The Licensee shall have no liability for Licensed Products manufactured, modified, sold or hired by or on behalf of the Licensor prior to the date of this Agreement.

3. GRANT

3.1 Subject to the Licensor's Pre-Existing Rights:

(a) the Licensor hereby grants to the Licensee a sole licence under the Licensed Patents in the Field of Use to undertake development of the Licensed Products (the "Development Licence").

(b) as from the Commercial Ready Date the Licensor grants to the Licensee a sole licence under the Licensed Patents in the Field of Use to manufacture, have

manufactured and to sell or otherwise supply, but not to use other than for demonstration purposes, Licensed Products in the Territory (the "Commercial Licence"); and

(c) as from the Commercial Ready Date the Licensor grants the Licensee a non-exclusive licence to use the Mark in the Territory in the manufacture, promotion, distribution and sale of the Licensed Products (the "Mark Licence").

3.2 At any time prior to the Commercial Ready Date the Licensee may request in writing that the Licensor appoint him as a distributor of the Licensed Product on terms to be agreed. The Licensor shall not unreasonably refuse such a request, but such appointment shall terminate on the Commercial Ready Date.

3.3 The Licensee may grant sub-licences to Authorised Sub-Licensees and shall ensure that there are included in the terms of any sub-licence the like obligations and undertakings on the part of the Authorised Sub-Licensee as are imposed on the Licensee under this Agreement (the "Sub-Licensee Obligations"). The Licensee shall ensure that all obligations and undertakings are directly enforceable by the Licensor against the Authorised Sub-Licensees.

3.4 Except as stated in clause 3.3, the Licensee shall have no right to grant sub-licences under this Agreement, and hereby undertakes not to purport to do so, but this shall not prevent the Licensee from after the Commercial Ready Date appointing distributors of Licensed Products on no less onerous terms than the terms of this Agreement, provided that in doing so no know-how relating to the manufacture of the Licensed Products, or other confidential information of the Licensor, is disclosed to such distributor.

3.5 In respect of any sub-licences granted pursuant to clause 3.3, the Licensee shall be liable under this Agreement to the Licensor as if all acts and omissions of the sub-licensee with respect to the Sub-Licence Obligations were its own.

3.6 No further right or licence is granted by the Licensor to the Licensee by this Agreement, save as expressly set out in this clause 3.

3.7 The Licensee undertakes, during the term of this Agreement, not itself to exploit the Licensed Patents in the Territory other than in the Field of Use.

3.8 With the exception of the Licensor's Pre-Existing Rights, the Licensor hereby undertakes, during the term of this Agreement, not to purport to grant others the right to exploit the Licensed Patents in the Territory in the Field of Use.

3.9 The Licensor may, at its discretion, on written notice to the Licensee, add or delete any of the entries in Schedule 3 Marks.

4. APPLICATION OF THE MARK

4.1 Once the Licensor and Licensee have agreed on a Mark to be used with the Licensed Product, the Parties shall agree upon all aspects of application of the Mark.

4.2 Subject to clause 4.3, apart from the Mark, no other trade mark or logo may be affixed to Licensed Products in any form. The Licensee shall not use in its business any other trade mark confusingly similar to the Mark and shall not use the Mark or any word confusingly similar to the Mark as, or as part of, its corporate or trading name.

4.3 The Licensee may use its trade name on packaging, advertising and promotional materials for the Licensed Products.

5. TITLE AND GOODWILL IN THE MARK

5.1 Once the Licensor and Licensee have agreed on a Mark to be used with the Licensed Product, the Parties shall agree upon the title and goodwill associated with the Mark. The Licensee shall indicate that the Mark is the property of the owner(s) by the use of a phrase based upon the following:

"Made by [the Licensee] in [PLACE] under Licence from [the Licensor]. [PRINCIPAL WORD MARK OR DESCRIPTION OF DEVICE MARK] is the [registered] trade mark of [the Party(ies)]."

Actual wording to be agreed by the Parties.

5.2 The Parties shall not dispute or challenge the validity of the Mark, or the rights of the Party(ies) to the Mark, during the term of this Agreement.

6. TRADE MARK REGISTRATIONS

6.1 Once the Licensor and Licensee have agreed on a Mark to be used with the Licensed Product, the Parties shall agree upon all issues associated with registration of the Mark for any goods or services in any country.

6.2 The Licensee shall not apply for, or obtain, registration of any trade or service mark in any country which consists of or comprises the words Advantica, GL or Germanischer Lloyd or any confusingly similar word or words, or any trade or service mark which consists of, comprises or is confusingly similar to the Mark, without the prior written agreement of the Licensor.

7. LICENSEE'S OBLIGATIONS

7.1 The Licensee shall:

(a) Ensure the manufacture of the Licensed Products is to the highest standards of quality and workmanship using only materials of reasonable quality;

(b) comply with all applicable legislation, rules, regulations and statutory requirements;

(c) comply with all reasonable directions given by the Licensor or its duly authorised representatives in relation to the maintenance of such quality;

(d) at its own expense, send up to four (4) samples per annum of the Licensed Products to the Licensor, if so requested; and

(e) permit and shall use its best endeavours to obtain permission for the Licensor or its duly authorised representatives, at all reasonable times, to enter any place where the manufacture of the Licensed Products is carried on for the purpose of inspection of methods of manufacture of the Licensed Products.

7.2 The Licensee shall not do, or omit to do, anything to diminish the rights of the Licensor in the Mark or impair any registration of the Mark.

7.3 The Licensee shall promptly notify the Licensor of any attack on the validity of any registration of the Mark.

7.4 The Licensee shall abide by regulations and practices in force or use in the Territory in order to safeguard the Licensor's rights in the Mark.

7.5 In the event that any government approval is required in order for this Agreement to be effective in any country in the Territory or in the country of the Licensee, the Licensee shall obtain such approval and shall provide the Licensor with a certified copy of such approval together with a translation into English.

7.6 The Licensee shall mark all Licensed Products with the relevant patent numbers of the Licensed Patents and with such clear and prominent statement, as may be approved by the Licensor from time to time, that the Licensed Products are manufactured and supplied by the Licensee under licence from the Licensor.

7.7 The Licensee shall use its reasonable endeavours to promote and expand the supply of Licensed Products throughout the Territory on the maximum possible scale, and shall provide such advertising and publicity as may reasonably be expected to bring the Licensed Products to the attention of as many purchasers and potential purchasers as possible.

7.8 The Licensee shall provide full and comprehensive technical support to purchasers of the Licensed Product, which shall include, without limitation, the following:

(a) the provision of proper and comprehensive technical support in respect of the Licensed Product;

(b) the provision of a proper and comprehensive training to enable the proper and correct use of the Licensed Product to all purchasers; and

(c) the provision of all customer manuals, operating technical information and other documentation necessary to market and support the Licensed Product.

7.9 If at any time the Licensee is unable or believes he may be unable to meet market demand for the Licensed Product he shall promptly notify the Licensor and both Parties shall discuss and agree alternative ways of meeting such demand.

7.10 The Parties shall meet regularly to discuss and review the commercial arrangements and associated activities and a formal annual review meeting shall be held towards the end of each Agreement Year to review all commercial aspects of the licence, including marketing spend and strategy, current performance, royalty rates, discount levels and targets and minimum annual payments for future years. It is anticipated that the location of such annual meetings shall be at the offices of Licensor and Licensee on alternating years.

7.11 The Licensee shall take all reasonable measures to ensure that no re-organisation or re-structuring of its group of companies, nor any sale of any of its group subsidiaries, shall have any detrimental effect on the manufacturing cost or commercialisation activities associated with the Licensed Product.

7.12 Once the Licensee has made total Royalty Payments to the Licensor of [redacted] million, the Licensee shall have the option to have, on detailed terms to be agreed and subject to the Licensor obtaining permission of such assignment from NGT Intellectual Property Limited, assigned all intellectual property rights in Licensed Product for a further one-off final payment of [redacted] million. Should this option be exercised by Licensee, all such intellectual property rights shall become the sole and exclusive property of Licensee. The continuation of the provisions found in both Section 2 (Pre-Existing Rights) and Section 15 (Supply of Licensed Products to Licensor) of this Agreement shall be incorporated into any assignment agreement associated with this option.

8. INDEMNITY AND INSURANCE

8.1 The Licensee shall indemnify the Licensor against all claims, liabilities and expenses arising out of the Licensee's activities under this Agreement, or out of defects (whether obvious or hidden) in any Licensed Products developed, manufactured, promoted, distributed or sold by the Licensee in the Territory, or arising from personal injury, or from any infringement of any rights of the Licensor or of any third party by the development, manufacture, sale, possession or use of the Licensed Products by the Licensee, or from the Licensee's failure to comply with all applicable laws and regulations.

8.2 The Licensee shall carry product liability and comprehensive general liability insurance covering the Licensed Products for no less than £5 million. Such insurance policy shall name the Licensor as co-insured with the Licensee, and shall remain in effect throughout this Agreement and for a period of 6 years after termination. Promptly on request from the Licensor, the Licensee shall provide a certificate confirming the existence of such insurance.

8.3 The Licensee shall indemnify and hold harmless the Licensor against all claims, demands and causes of action irrespective of cause or forseeability for any indirect, consequential or economic loss (whether considered direct or indirect) of any kind or character, together with damages including:

(a) loss of profits,

(b) loss of revenues,

(c) loss of production,

(d) loss of goodwill,

(e) loss of anticipated savings; or

(f) loss of business or business interruption

incurred by or suffered by the Licensee, the Authorised Sub-Licensees, their respective subcontractors, and/or their respective personnel.

9. Advertising and Marketing

9.1 The Licensee undertakes to ensure that its advertising and marketing of Licensed Products shall in no way reduce or diminish the reputation, image and prestige of the Mark or of products sold under or by reference to the Mark (including, without limitation, Licensed Products).

9.2 The Licensee shall send to the Licensor for its prior written approval the text and layout of all proposed advertisements and promotional material relating to Licensed Products. In the event that the Licensor disapproves of such material, it shall give written notice of such disapproval to the Licensee within 30 days of receipt by the Licensor of the material. The Licensee shall not use any material in the advertisement or promotion of Licensed Products which has not been approved by the Licensor. In the absence of a written notice of disapproval within 30 days of receipt of such materials, the materials shall be deemed to have been approved by the Licensor.

10. Compliance with Applicable Laws

10.1 Each Licensed Product distributed by the Licensee under this Agreement shall comply with all applicable laws and regulations of governmental or other competent authorities in the Territory from time to time, and any established industry standards in the Territory, the country of origin and the country of destination, and be safe for the use for which it is intended.

11. Provision of Know-How

11.1 The Licensor shall make available to the Licensee such know-how relating to the future development and manufacture of the Licensed Products as the Licensor is at liberty to disclose and, in the opinion of the Licensor, is reasonably necessary for such purpose. Such know-how shall include:

(a) full product design specification for the Licensed Products as at the date of this Agreement;

(b) access to all Licensor's patents and intellectual property rights that Licensor knows are necessary for commercialisation of the Licensed Product;

(c) support and assistance to manufacturing procedures;

(d) any third party supplier information, in so far as it can do so under any existing obligations of confidentiality;

(e) support to the testing of new Licensed Product prototypes to meet agreed performance requirements; and

(f) provision of reasonable ongoing technical support throughout the development.

11.2 The know-how supplied by the Licensor under clause 11.1 shall be used by the Licensee only for the purpose of the development and manufacture of Licensed Products in the Territory and shall be subject to the provisions of clause 17 Confidentiality.

12. PROVISION OF TECHNICAL SUPPORT

12.1 Until the Commercial Ready Date or such time as this Agreement is terminated, the Licensor agrees to undertake at no charge to the Licensee its development activities identified in Schedule 6, except for those activities specified as being rechargeable to the Licensee.

12.2 All other development activities shall be undertaken by the Licensee.

12.3 Licensor agrees to provide further reasonable technical support services to Licensee as requested during the Term at the rates specified in Schedule 6. Any travel, subsistence and accommodation expenses incurred by Licensor in the provision of technical support to the Licensee will be charged to the Licensee at cost plus 12 ½ per cent (handling charge). Such technical support shall be provided under Licensor's then current standard terms entitled "Conditions of Contract –Consultancy Services", a copy of which will be supplied on request.

13. MAINTENANCE AND PROSECUTION OF PATENTS AND MARKS

13.1 The Licensee shall on request pay half of all reasonable and demonstrable costs incurred by the Licensor from 1st December, 2009 up to the Commercial Ready Date in maintaining or prosecuting the Patents and Marks. The Licensee may offset against this cost his reasonable and demonstrable costs incurred prior to the Commercial Ready Date on maintaining and prosecuting any intellectual property that he may have developed in accordance with this Agreement. Both Parties shall discuss and agree in good faith the extent of all intellectual property protection being prosecuted and maintained.

14. **COMMERCIALISATION**

14.1 The Parties shall agree and record in writing as an annex to this Agreement the date on which they agree that the Licensed Products may be manufactured and sold commercially by the Licensee (the "Commercial Ready Date"). The Commercial Ready Date shall at the earliest be following a mutually agreed as successful field-trial.

14.2 After the Commercial Ready Date the Licensor may advise and offer to sell to the Licensee any stock of Licensed Product and calibration equipment at a price to be agreed between the Parties.

14.3 No later than 60 days after the Commercial Ready Date the Licensor shall, so far as it is able and subject to the Pre-Existing Rights, use its reasonable endeavours to terminate or assign to the Licensee all existing representative agreements.

14.4 Within 3 months after the Commercial Ready Date the Licensor shall, if requested by the Licensee, and subject to complying with any obligations of confidentiality provide a list of potential customers for the Licensed Product that the Licensor has communicated with.

15. **SUPPLY OF LICENSED PRODUCTS TO LICENSOR**

15.1 Following the Commercial Ready Date and throughout the duration of this Agreement, the Licensee agrees to sell or lease such quantities of the Licensed Products to the Licensor as the Licensor requests and Licensor agrees to advise Licensee of the ultimate end customer of such Licensed Products.

15.2 All such sales or leases shall be excluded from any calculation of royalty payments or minimum quantities. In recognition of this, the Licensee shall ensure that the sale or lease price offered to the Licensor is no greater than that offered to any other party less the royalty that would have applied had the transaction been to an independent arm's length customer.

16. **IMPROVEMENTS**

16.1 Each Party shall promptly disclose to the other in such detail as the other may reasonably require all Improvements that it may develop or acquire during the Term except in so far as such disclosure is prevented by confidentiality obligations in favour of a third party.

16.2 Any Improvement disclosed to the Licensee by the Licensor under clause 16.1 shall, from the date of disclosure, be deemed to be part of the Technical Information or Licensed Patents for the purposes of this Agreement.

16.3 Following termination, but not expiry, of this Agreement other than by reason of material breach by the Licensor or when the licences granted under clause 3 become non-exclusive by virtue of clause 18.2, the Licensor shall have a non-exclusive, perpetual, irrevocable, worldwide licence to use and exploit all Improvements disclosed to it under clause 16.1 with

the right to grant sub-licences. Licensee shall also procure Licensor the right to have a non-exclusive, perpetual, irrevocable, worldwide licence to use and exploit any third party intellectual property in the Licensed Product. The royalty rate shall be agreed between the Parties or, in the absence of agreement, be determined by the Expert under clause 23 excepting that for all licences it shall not exceed in the aggregate 20% of the royalties received by Licensor from any new licensees for the Licensed Product. The Licensee shall promptly do all things reasonably necessary to enable Licensor to continue the commercialisation of the Licensed Product with a third party.

16.4 The Licensee shall at the request and cost of the Licensor procure Licensor the right to have a non-exclusive, perpetual, irrevocable, worldwide licence to use and exploit within the Field of Use any third party intellectual property in the Improvements.

16.5 Subject to clause 16.2 and clause 16.3 Improvements shall remain the exclusive property of the Party that devises, develops or acquires them. Improvements arising from work carried out jointly shall belong to the Parties equally unless they agree otherwise.

16.6 Each Party shall, subject to clause 19, enjoy free discretion to exploit jointly-owned Improvements, including the right to grant sub-licences, provided that, prior to granting any sub-licence, the grantor notifies the other Party of the proposed grant and notifies the proposed licensee of the other Party's interest in the rights to be licensed.

16.7 If either Party at any time files an application for a patent anywhere in the Territory for any Improvement such Party shall, to the extent that it is not prohibited by law or by any obligation to any other person, promptly notify the other Party in writing, giving details of the Improvement and shall, following a request for the same, provide to such other Party such information as such other Party shall reasonably require to be able effectively to evaluate the Improvement. Should such other Party so request, the Party which has made the Improvement shall enter into good faith negotiations with a view to granting to the other Party a licence under such patent application for such Improvement in the Territory on terms to be agreed between the Parties.

16.8 All information provided by either Party to the other under this clause shall be subject to the provisions of clause 17 Confidentiality.

17. CONFIDENTIALITY

17.1 The Licensee undertakes that it shall keep (and it shall procure that its respective directors and employees keep) secret and confidential all know-how relating to the manufacture of the Licensed Products and any information (whether or not technical) of a confidential nature communicated to it by the Licensor, either preparatory to, or as a result of, this Agreement, and shall not disclose the same or any part of the same to any person other than its directors or employees directly or indirectly concerned in the manufacture, use or sale of the Licensed Products, provided that, before any such disclosure takes place, the Licensee shall procure that each of the directors and employees concerned shall execute a confidentiality undertaking

with the Licensor in a form approved by the Licensor, such approval not to be unreasonably withheld.

17.2 The provisions of clause 17.1 shall not apply to such know-how and information as the Licensee:

(a) can prove to have been in its possession at the date of receipt, or which becomes public knowledge otherwise than through a breach of an obligation of confidentiality owed (whether directly or indirectly) to the Licensor; or

(b) is necessarily disclosed as a result of the marketing of, servicing or repair of the Licensed Products.

17.3 The Licensee shall, at the request of the Licensor but at the Licensee's expense, take such steps as the Licensor may require to enforce any confidentiality undertaking given by a director or employee of the Licensee including, in particular but without limitation, the initiation and prosecution of any legal proceedings and the enforcement of any judgment obtained. All such steps to be taken by the Licensee shall be taken as expeditiously as possible and the Licensee agrees that, in respect of its obligation to enforce confidentiality undertakings, time shall be of the essence in complying with the requirements of the Licensor.

17.4 The provisions of this clause 17 shall remain in force notwithstanding expiry or earlier termination of this Agreement.

18. ROYALTY

18.1 In consideration of the rights granted under clause 3, the Licensee shall pay to the Licensor royalties calculated at the Royalty Rate and payable in respect of each Licensed Product that is:

(a) sold - when invoiced or paid for or installed or delivered to a customer, whichever occurs first;

(b) lent, leased, let on hire or sold on hire purchase - when installed or delivered to the borrower, lessor, lessee or hirer, whichever occurs first; and

(c) supplied by the Licensee to any person otherwise than in clause 18.1(a) or clause 18.1(b) when installed or delivered to such person, whichever occurs first; but

(d) not sold to the Licensor in accordance with clause 15 (Sale of Licensed Products to Licensor),

provided always that, in respect of any Licensed Product manufactured and supplied as provided in this clause 18.1 only a single royalty in accordance with the provisions of this Agreement shall be payable in respect of such manufacture or supply.

18.2 If at the end of the first Royalty Year the cumulative payment calculated in accordance with clause 18.1 is less than the Total Cumulative Royalty Payment due at the end of that Royalty Year then the Licensee may make such further payment as shall make the payment so

calculated up to the relevant Total Cumulative Royalty Payment. If at the end of any subsequent Royalty Year the cumulative payment calculated in accordance with clause 18.1 is less than the Total Cumulative Royalty Payment due at the end of that Royalty Year and the cumulative number of Licensed Products sold excluding those sold to the Licensor under clause 15 Supply of Licensed Products to Licensor is more than 75% of the relevant Target Quantity then the Licensee may, in addition, make such further payment as shall make the payment so calculated up to the relevant Total Cumulative Royalty Payment. Any such further payments made by the Licensee in any Royalty Year that makes the payment so calculated up to the relevant Total Cumulative Royalty Payment shall be considered as advance royalty payments for the appropriate quantity of Licensed Products subsequently sold. However, the subsequent Supply of such Licensed Products shall not contribute to the Target Quantity or Total Cumulative Royalty Payment of the subsequent Royalty Year. If the Licensee does not make such further payments by the tenth day after the end of the Royalty Year then the sole licences granted under clause 3 shall become non-exclusive on that date (the "Non-Exclusive Date").

18.3 The Target Quantity and Total Cumulative Royalty Payments applicable to the end of each Royalty Year are shown in Schedule 4. The Target Quantity and Total Cumulative Royalty Payment applicable to the end of Royalty Year 1 are fixed. The Target Quantity and Total Cumulative Royalty Payment applicable to the end of Royalty Year 2 and subsequent Royalty Years shall be agreed by the Parties prior to the end of the relevant Royalty Year taking into account the quantity of sales made in the previous year and any known market factors.

18.4 The payment calculated and due under clause 18.2 shall not reduce the payment calculated and due under clause 18.1.

18.5 Royalties shall be payable under this Agreement notwithstanding that not every aspect of the manufacture, supply or putting into use of Licensed Products by the Licensee takes place in a part of the Territory in which there is a Licensed Patent, or where the Licensed Product falls within the scope of such Licensed Patent.

18.6 Royalties payable under this Agreement:

(a) are exclusive of any value added (or like) tax which may be payable on them and shall be paid gross without deduction of any withholding or other income taxes or setoff. If royalties are subject to withholding or other income taxes, the Licensee shall ensure that such sum is paid to the Licensor as shall, after deduction of such withholding or other income tax, be equivalent to the royalties otherwise payable under the Agreement; and

(b) shall be paid in sterling within 30 days of the end of each successive Quarterly Period. For the purpose of converting the local currency of the Licensee (in which such royalties arise) into sterling, the rate of exchange to be applied shall be the rate of exchange applied by the bankers to the Licensor for the purchase of sterling with such foreign currency as at the close of business on the date when the relevant payment first becomes due.

18.7 Following receipt of the Royalties payable under this Agreement the Licensor shall issue the Licensee with a receipted invoice.

18.8 In the event of any delay in paying any sum/amount due under this Agreement by the due date, the Licensee shall pay to the Licensor interest (calculated on a daily basis) on the overdue payment from the date such payment was due to the date of actual payment at a rate of 5% per annum over the base lending rate of Barclays Bank plc from time to time.

18.9 The Licensee shall notify the Licensor at the time each Royalty Payment is due with a royalty statement at the address set out in clause 30 marked for the attention of Licence Administration in such form as the Licensor may reasonably require setting out the following information in respect of the period to which each royalty statement relates:

(a) the items of Licensed Product supplied (or where there is none so supplied a statement that this is the case) and in respect of each item of Licensed Product Supplied the name and address of the organisation to which the item was supplied; and

(b) a calculation of the royalties due to the Licensor in respect of the relevant period.

18.10 Where Licensed Products are supplied to a distributor of the Licensee for resale to another Party the Licensee shall obtain from its distributor the name and address of that other Party which the Licensee shall pass onto the Licensor in its next royalty statement.

18.11 Throughout the term of this Agreement and for a period of three years after its expiry or termination the Licensee shall keep proper records and books of account showing the quality, description and price of Licensed Products supplied or put into use. Such records and books shall be kept separate from any records and books not relating solely to the Licensed Products and be open at all times to inspection and audit by the Licensor (or its duly authorised agent or representative), who shall be entitled to take copies of or extracts from the same in order to determine the correctness of any royalty statement and Royalty Payments or to obtain information as to the amount of royalties payable in the case of failure by the Licensee to provide a royalty statement in full accordance with the provisions of this clause 18.

18.12 If any inspection shows that the amount of royalties shown to be due in any royalty statement is more than 5% inaccurate then the cost of the inspection shall be borne by the Licensee and any sum found due from or overpaid by the Licensee shall be promptly paid or refunded as the case may be.

18.13 The provisions of this clause 18 shall remain in effect notwithstanding termination or expiry of this Agreement until the settlement of all subsisting claims by the Licensor.

19. PROTECTION OF THE INTELLECTUAL PROPERTY RIGHTS

19.1 The Licensee acknowledges the Licensor's ownership and proprietary rights in the Intellectual Property Rights and agrees and acknowledges that:

(a) it shall not obtain any rights in the Intellectual Property Rights, except as expressly granted to it under this Agreement; and

(b) it shall not register or attempt to register any of the Intellectual Property Rights in any jurisdiction.

19.2 In the event that:

(a) any Licensed Patent is attacked or, being a patent application, is opposed; or

(b) any application for a patent is made by or any patent is granted to a third party by reason of which the third party may be granted, or may have been granted, rights which conflict with any of the rights granted to Licensee under any Licensed Patent; or

(c) any unlicensed activities are carried on by any third party which could constitute an infringement of any Licensed Patent; or

(d) any application is made for a compulsory licence under any Licensed Patent; or

(e) any claim, threat, suit, action or complaint is made based upon infringement of the intellectual property rights of third parties in respect of the Licensed Products,

the Party becoming aware of such a matter shall immediately notify the other of it and the Licensee shall join the Licensor in taking all such steps (if any) as, in the total discretion of Licensor, are desirable for the protection of the Licensor's rights under the Licensed Patents. The Licensee shall not make any statements, admissions of liability or enter into any settlement negotiations without the prior written consent of the Licensor who shall have complete control of any such claims, suit or action. The Licensee shall provide the Licensor with all reasonable assistance in handling such claims, suits or actions. The expenses incurred in taking such steps and any profits or damages which may be obtained shall be (in the absence of agreement to the contrary) for the account of the Licensor.

19.3 Nothing in this Agreement shall constitute any representation that:

(a) any Licensed Patent (if a patent application) shall proceed to grant or, if granted, shall be valid; or

(b) the Licensed Products, and their manufacture and use, do not fall within the scope of any intellectual property rights (including patents) other than the Licensed Patents; or

(c) that any technology described in the Technical Information or Licensed Patents is safe, useful or capable of commercial exploitation.

19.4 The Licensor shall have no obligation to maintain or defend any Licensed Patent. In the event the Licensor chooses not to maintain or defend a Licensed Patent during the term of this Agreement, the Licensor shall notify the Licensee in writing of its decision and the Licensee may be offered the right to pursue or continue such patent protection on behalf of the Licensee, and title shall then vest in the Licensee and this Agreement and all associated

Royalty Payments shall no longer apply to the country affected by the protection issue. The Licensee shall bear all expenses associated with such action.

20. Infringement of the Mark

20.1 Each Party shall promptly notify the other of any actual or suspected infringement within the Territory of the Mark that comes to its attention ("Infringement").

20.2 The Licensee shall co-operate fully with the Licensor in taking all steps required by the Licensor, in its sole discretion, in connection with any Infringement, including, without limitation, legal proceedings in the name of the Licensor or in the joint names of the parties. The Licensor shall be responsible for the cost of any legal proceedings it requires and is entitled to any damages, account of profits and/or awards of costs recovered. The Licensee shall use its best endeavours to assist the Licensor in any legal proceedings relating to any Infringement.

20.3 The Licensor shall take steps to maintain any existing registration of the Mark and the Licensee shall provide, at the request and expense of the Licensor, all necessary assistance in maintaining such registration or prosecuting any applications for registration in respect of the Mark.

21. Duration and Termination

21.1 This Agreement shall come into force on the date on which it is signed by both Parties and shall remain in force thereafter (the "Term") unless:

(a) determined in accordance with clause 21.2;

(b) agreement is not reached on future Royalty Rates, Target Quantities and Total Cumulative Royalty Payments in accordance with clause 21.6; or

(c) the Parties have failed to agree a Commercial Ready Date within 12 months of the date of this Agreement in which case this Agreement shall expire one year from the date of signing of this Agreement.

21.2 The Licensor shall have the right to terminate this Agreement immediately by notice in writing to the Licensee in the event that:

(a) the Licensee fails to perform or observe any of its obligations under this Agreement, provided that, in a case where the Licensor considers the breach to be remediable, such notice from the Licensor shall also require the Licensee to remedy such breach and if the Licensee so remedies within 30 days of such notice being served, such notice to terminate this Agreement shall be deemed to be void and of no effect; or

(b) an interim order is applied for or made, or a voluntary arrangement approved, or a petition for a bankruptcy order is presented or a bankruptcy order is made against the Licensee, or a receiver or trustee in bankruptcy is appointed of the Licensee's estate or a voluntary arrangement is proposed or approved or an administration order is made, or a receiver or administrative receiver is appointed of any of the

Licensee's assets or undertaking, or a winding-up resolution or petition is passed or presented (otherwise than for the purposes of solvent reconstruction or amalgamation) or any circumstances arise which entitle the court or a creditor or the company or its directors to appoint a receiver, administrative receiver or administrator or to present a winding-up petition or make a winding-up order, or other similar or equivalent action is taken against or by the Licensee by reason of its insolvency or in consequence of debt; or

(c) the Licensee challenges the validity of any of the Licensed Patents or Marks.

21.3 In the event of expiry or termination of this Agreement howsoever arising, and subject to any express provisions set out elsewhere in this Agreement:

(a) all outstanding sums payable by the Licensee to the Licensor shall immediately become due and payable;

(b) all rights and licences granted pursuant to this Agreement shall cease;

(c) the licence to use the Mark ceases immediately;

(d) the Licensee shall not manufacture, sell or offer any products or services of any type or description under, or by reference to, the Mark or any confusingly similar mark;

(e) the Licensee shall cease all and any exploitation of the Licensed Patents and of any know-how provided by the Licensor to the Licensee, except insofar as such know-how ceases or has ceased to be confidential, unless this is or was as a consequence of the default of the Licensee;

(f) the Licensee shall co-operate with the Licensor in the cancellation of all or any licences registered pursuant to this Agreement and shall execute such documents and do all acts and things as may be necessary to effect such cancellation;

(g) the Licensee shall return promptly to the Licensor all technical and promotional material in its possession relating to the Licensed Products, the Mark and the know-how, and all copies of such material to the extent such material remains confidential;

(h) the Licensee shall co-operate with the Licensor in cancelling any registration of this Agreement as a Licence or of the Licensee as a permitted user of the Mark; and

(i) the Licensee shall initially offer all stocks of Licensed Products in its possession and all Licensed Products in the course of manufacture at the date of termination for sale to the Licensor under the terms of clause 15. Thereafter Licensee shall have the right to dispose of any remaining stocks of the Licensed Products in its possession and all Licensed Products in the course of manufacture at the date of termination.

21.4 The expiry or termination of this Agreement for any reason shall be without prejudice to the provisions of this clause 21 and to any rights of either Party which may have accrued by, at or up to the date of such termination.

21.5 Subject to agreement on future Royalty Rates, Target Quantities and Total Cumulative Royalty Payments, Licensor shall not unreasonably refuse any request from the Licensee to extend the term of this Agreement.

22. Governing Law And Dispute Resolution

22.1 The validity, construction and performance of the Agreement shall be governed by English law. Any dispute arising under or in connection with the Agreement shall (subject to the provisions for dispute resolution set out herein) be subject to the exclusive jurisdiction of the English courts to which the Parties to this Agreement hereby submit save that Licensor may in its discretion seek to enforce any right or remedy against the Licensee directly through the courts of any other competent jurisdiction, having competent jurisdiction by reason of the domicile or place of business of the Licensee.

22.2 Any dispute (other than relating to a Royalty Matter) between the Parties shall be referred in the first instance to mediation in accordance with the Centre for Dispute Resolution (CEDR) Model Mediation Procedure. To initiate a Mediation, a PARTY shall give written notice to the other (a 'Mediation Notice') requesting Mediation, with a copy being forwarded to CEDR requesting CEDR to nominate a Mediator in the event that Parties have not previously agreed upon a choice of Mediator. The Mediation shall commence within 28 days of service of the Mediation Notice.

22.3 Any dispute relating to a Royalty Matter shall be resolved by Expert resolution in accordance with clause 23.

23. Expert Resolution

23.1 An Expert is a person appointed in accordance with this clause to resolve any dispute concerning a Royalty Matter.

23.2 The Parties shall agree on the appointment of an independent Expert.

23.3 If the Parties are unable to agree on an Expert within seven days of either Party serving details of a suggested expert on the other, either Party shall then be entitled to request the President of the Licensing Executives Society International to appoint an Expert of repute with international experience in the commercialisation and licensing of patented products.

23.4 The Expert is required to prepare a written decision and give notice (including a copy) of the decision to the Parties within a maximum of three months of the matter being referred to the Expert.

23.5 If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this clause then:

(a) either Party may apply to the President of the Licensing Executives Society International to discharge the Expert and to appoint a replacement Expert with the required expertise; and

(b) this clause applies in relation to the new Expert as if he were the first Expert appointed.

23.6 All matters under this clause must be conducted, and the Expert's decision shall be written, in the English language.

23.7 The Parties are entitled to make submissions to the Expert including oral submissions and will provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

23.8 To the extent not provided for by this clause, the Expert may in his reasonable discretion determine such other procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

23.9 Each Party shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel as the other Party reasonably requires to make a submission under this clause.

23.10 The Expert shall act as an expert and not as an arbitrator. The Expert shall determine the Royalty Matter which may include any issue involving the interpretation of any provision of this Agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert's written decision on the matters referred to him shall be final and binding on the Parties in the absence of manifest error or fraud.

23.11 Each Party shall bear its own costs in relation to the reference to the Expert. The Expert's fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the Parties equally or in such other proportions as the Expert shall direct.

24. ASSIGNMENT

24.1 This Agreement is personal to the Licensee but the Licensee may appoint Authorised Sub-Licensees. Subject to obtaining prior written agreement from the Licensor which shall not be unreasonably withheld or delayed, the Licensee may assign or transfer all or any part of its rights or obligations under this Agreement.

24.2 The Licensor may assign the benefit of this Agreement and may delegate any of its duties under this Agreement.

25. SEVERANCE

25.1 In the event that any clause or any part of any clause in this Agreement is declared invalid or unenforceable, by the judgment or decree by consent or otherwise of a court of competent jurisdiction from whose decision no appeal is or can be taken, all other provisions contained in this Agreement shall remain in full force and effect and shall not be affected by such finding for the term of this Agreement.

26. NO WAIVER

26.1 No relaxation, forbearance, delay or indulgence by either Party in enforcing any term or condition of this Agreement, or the granting of time by either Party to the other, shall prejudice, affect or restrict the rights and powers of that Party, nor shall any waiver by either Party of any breach of this Agreement operate as a waiver of, or in relation to, any subsequent or continuing breach of it.

27. VARIATION

27.1 This Agreement may only be amended by a document in writing signed by a duly authorised officer of each Party.

28. FURTHER ASSURANCE

28.1 The Parties shall execute all further documents as may be necessary or desirable to give full effect to the terms of this Agreement and to protect the rights of the Parties under it.

29. ENTIRE AGREEMENT

29.1 This Agreement, and the documents referred to in it, constitutes the entire agreement and understanding of the Parties and supersedes any previous agreement between the Parties relating to the subject matter of this Agreement.

29.2 Each of the Parties acknowledges and agrees that, in entering into this Agreement and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether Party to this Agreement or not) other than as expressly set out in this Agreement as a warranty or representation. The only remedy available to it for breach of such warranties or representations shall be for breach of contract under the terms of this Agreement. Nothing in this clause shall operate to limit or exclude any liability for fraud.

30. NOTICE

30.1 Any notice to be given under this Agreement shall be in writing and given by sending the same in a pre-paid first-class letter or by fax to the address of the relevant Party set out in this Agreement, or to such other address as such Party may have notified to the other for such purposes. Any notice sent by post shall be deemed (in the absence of evidence of earlier receipt) to have been delivered 14 days after despatch and, in proving the fact of despatch, it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted. Any notice sent by fax shall be deemed to have been delivered on the day following its despatch.

30.2 The address for the Licensor is Licence Administration, The Licensing Department, GL Industrial Services UK Ltd, Holywell Park, Ashby Road, Loughborough, Leicestershire, LE11 3GR, England.

30.3 The address for the Licensee is Mr William Clough, Waytronx, Inc., 20050 SW 112th Avenue, Tualatin, Oregon 97062, USA.

31. **RIGHTS OF THIRD PARTIES**

31.1 No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party to it, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

This Agreement has been entered into on the date stated at the beginning of it.

Signed by Mr Stephen J. Taylor
for and on behalf of GL Industrial Services UK Ltd

24th December, 2009.

Senior Commercial Manager

Signed by Mr William Clough
for and on behalf of Waytronx, Inc.

Director

12/30/09

Schedule 1 The Patents

Case No	Country	Number	Title	Status	expiry
4566	Canada	2251986	Apparatus for measuring a gas value	Registered	21-Apr-2017
4566	Denmark	896671	Apparatus for measuring a gas value	Registered	21-Apr-2017
4566	France	896671	Apparatus for measuring a gas value	Registered	21-Apr-2017
4566	Germany	69724778.3-08	Apparatus for measuring a gas value	Registered	30-Apr-2017
4566	Italy	896671	Apparatus for measuring a gas value	Registered	21-Apr-2017
4566	Japan	3693350	Apparatus for measuring a gas value	Registered	21-Apr-2017
4566	Republic of Korea	290169	Apparatus for measuring a gas value	Registered	21-Apr-2017
4566	United Kingdom	896671	Apparatus for measuring a gas value	Registered	21-Apr-2017
4566	USA	6047589	Apparatus for measuring a gas value	Registered	21-Apr-2017
4566	Brazil	PI-9708962-1	Apparatus for measuring a gas value	Pending	21-Apr-2017
4915	Japan	3610007	Measuring relative density of a gas	Registered	17-Jul-2018
4972	Canada	2318496	Method and Apparatus for Measuring the Calorific Value of a Gas	Registered	8-Jan-2019
4972	France	1047934	Method and Apparatus for Measuring the Calorific Value of a Gas	Registered	8-Jan-2019
4972	Germany	69924828-0	Method and Apparatus for Measuring the Calorific Value of a Gas	Registered	8-Jan-2019
4972	Italy	1047934	Method and Apparatus for Measuring the Calorific Value of a Gas	Registered	8-Jan-2019
4972	Japan	3494988	Method and Apparatus for Measuring the Calorific Value of a Gas	Registered	8-Jan-2019
4972	Mexico	6938	Method and Apparatus for Measuring the Calorific Value of a Gas	Registered	8-Jan-2019
4972	Republic of Korea	362820	Method and Apparatus for Measuring the Calorific Value of a Gas	Registered	8-Jan-2019
4972	United Kingdom	1047934	Method and Apparatus for Measuring the Calorific Value of a Gas	Registered	8-Jan-2019
4972	USA	6442996	Method and Apparatus for Measuring the Calorific Value of a Gas	Registered	8-Jan-2019
4973	Canada	2318497	Method and Apparatus for Measuring the Relative Density of a Gas	Registered	8-Jan-2019
4973	France	1046031	Method and Apparatus for Measuring the Relative Density of a Gas	Registered	8-Jan-2019
4973	Germany	69913937-6	Method and Apparatus for Measuring the Relative Density of a Gas	Registered	8-Jan-2019
4973	Italy	1046031	Method and Apparatus for Measuring the Relative Density of a Gas	Registered	8-Jan-2019

Case No	Country	Number	Title	Status	expiry
4973	Japan	3548531	Method and Apparatus for Measuring the Relative Density of a Gas	Registered	8-Jan-2019
4973	Mexico	6940	Method and Apparatus for Measuring the Relative Density of a Gas	Registered	8-Jan-2019
4973	Republic of Korea	362819	Method and Apparatus for Measuring the Relative Density of a Gas	Registered	23-Jun-2020
4973	United Kingdom	2333370	Method and Apparatus for Measuring the Relative Density of a Gas	Registered	8-Jan-2019
4973	USA	6634214	Method and Apparatus for Measuring the Relative Density of a Gas	Registered	8-Jan-2019
5040	Belgium	1092133	Method and Apparatus for Determining a Frequency at which a Resonator Resonates	Registered	17-Jun-2019
5040	UK	1092133	Method and Apparatus for Determining a Frequency at which a Resonator Resonates	Registered	17-Jun-2019
5040	Germany	69938346-3	Method and Apparatus for Determining a Frequency at which a Resonator Resonates	Registered	17-Jun-2019
5040	France	1092133	Method and Apparatus for Determining a Frequency at which a Resonator Resonates	Registered	17-Jun-2019
5040	Italy	1092133	Method and Apparatus for Determining a Frequency at which a Resonator Resonates	Registered	17-Jun-2019
5040	Japan	2000-556217	Method and Apparatus for Determining a Frequency at which a Resonator Resonates	Registered	17-Jun-2019
5040	Mexico	12334	Method and Apparatus for Determining a Frequency at which a Resonator Resonates	Registered	17-Jun-2019
5040	Netherlands	1092133	Method and Apparatus for Determining a Frequency at which a Resonator Resonates	Registered	17-Jun-2019
5040	Republic of Korea	416468	Method and Apparatus for Determining a Frequency at which a Resonator Resonates	Registered	17-Jun-2019
5040	Spain	1092133	Method and Apparatus for Determining a Frequency at which a Resonator Resonates	Registered	17-Jun-2019
5040	USA	6318180	Method and Apparatus for Determining a Frequency at which a Resonator Resonates	Registered	17-Jun-2019
5040	Brazil	9911463-1	Method and Apparatus for Determining a Frequency at which a Resonator Resonates	Pending	17-Jun-2019
5040	Canada	2334537	Method and Apparatus for Determining a Frequency at which a Resonator Resonates	Pending	17-Jun-2019
5066	USA	6517237	Measuring Energy Consumption	Registered	20-Aug-2019
5462	China	1821290.5	Determination of Effective Composition of a Mixture of Hydrocarbon Gases	Granted	12-Nov-2021
5462	UK	EP1337844	Determination of Effective Composition of a Mixture of Hydrocarbon Gases	Granted	12-Nov-2021
5462	France	1337844	Determination of Effective Composition of a Mixture of Hydrocarbon Gases	Granted	12-Nov-2021

Case No	Country	Number	Title	Status	expiry
5462	Germany	EP1337844 60132709-8	Determination of Effective Composition of a Mixture of Hydrocarbon Gases	Granted	12-Nov-2021
5462	Italy	EP1337844	Determination of Effective Composition of a Mixture of Hydrocarbon Gases	Granted	12-Nov-2021
5462	Japan	2002-542869	Determination of Effective Composition of a Mixture of Hydrocarbon Gases	Registered	12-Nov-2021
5462	USA	10/416,792	Determination of Effective Composition of a Mixture of Hydrocarbon Gases	Registered	12-Nov-2021
5462	Canada	2428620	Determination of Effective Composition of a Mixture of Hydrocarbon Gases	Pending	12-Nov-2021

Schedule 2 Technical Information

1. Current probe firmware in S-record format.
2. Circuit schematics for the devices.
3. Circuit board layouts with Gerber files for the devices.
4. Mechanical drawings for the devices.
5. Manufacturing documents giving basic details of the construction processes.
6. A spreadsheet giving details the three specialist vendors.
7. A document describing those areas of the product that might benefit from a redesign.

The term "device" is meant to refer generically to probe, interface or programming interface. The programming interface is the circuit used, in conjunction with a suitable Hitachi card, to program the probes via Fischer connectors.

Schedule 3 Marks

Registered trade marks

Country	Class	Mark	No.	Specification of goods/services

Trade mark applications

Country	Class	Mark	No.	Specification of goods/services

Unregistered trade marks

Country	Mark	Date first used	Goods/services in respect of which the mark has been used

Related indicia

Schedule 4 The Royalty

1.1 In Royalty Year 1, the Royalty Rate per Licensed Product is the greater of US$[redacted]per unit sold in North, Central or South America or £[redacted]per unit sold elsewhere in the world and [redacted]% of the Net Sales Price excepting that

(a) the Royalty Rate per Licensed Product which is provided free of charge to a genuine third party for demonstration purposes only not exceeding three months shall be 0% on the first occasion; and

(b) the Royalty Rate per Licensed Product which is leased to a genuine third party shall be [redacted]% of the Net Sales Price.

1.2 In Royalty Year 2 and onwards, the Royalty Rate per Licensed Product is the greater of US$[redacted]per unit sold in North, Central or South America or £[redacted] per unit sold elsewhere in the world and the appropriate percentage of the Net Sales Price as shown in the table below.

Number of Licensed Products Sold in the Royalty Year Excluding Licensed Products Sold to the Licensor (where Sold means sale not hire, lease or otherwise)	Royalty Rate
0 to 100	[redacted]% of Net Sales Price
101 to 250	[redacted]% of Net Sales Price
251 to 400	[redacted]% of Net Sales Price
Over 400	[redacted]% of net Sales Price

excepting that

(a) the Royalty Rate per Licensed Product which is provided free of charge to a genuine third party for demonstration purposes only not exceeding three months shall be 0% on the first occasion; and

(b) the Royalty Rate per Licensed Product which is leased to a genuine third party shall be [redacted]% of the Net Sales Price.

1.3 For the purpose of this schedule a genuine third party is any party other than an affiliate, subsidiary of the Licensor or of any company within the same group of companies as the Licensor.

1.4 For the avoidance of doubt and as an example of how the Royalty Rate percentages in 1.2 above would apply, if 340 Licensed Products were sold in Royalty Year 3, then the Royalty Payment on the first 100 Licensed Products would be [redacted]%, the Royalty Payment on the next 150 Licensed Products would be [redacted]% and the Royalty Payment on the remaining 90 Licensed Products would be [redacted]%, subject always to the minimum Royalty Payments per Licensed Product specified in 1.1 and 1.2 above.

1.5 The Total Cumulative Royalty Payments are:-

Royalty Year	Total Cumulative Number of Licensed Products Sold Excluding Licensed Products Sold to the Licensor (Target Quantity) (where Sold means sale not hire, lease or otherwise)	Total Cumulative Royalty Payment (£)
1	125	[redacted]
2	400	[redacted]
3	1000	[redacted]
4	1700	[redacted]
5	2500	[redacted]
6+	To be agreed	To be agreed

1.6 The Parties accept there will be unanticipated additional manufacturing costs initially but that the Licensee, as part of its developmental activities, shall make reasonable endeavours to resolve the technical reasons for the additional costs, thus reducing these costs. The following terms provide for reductions in per unit Royalty Payments and Total Cumulative Royalty Payments because of the additional manufacturing costs anticipated:

(a) The per unit Royalty Rates shall be reduced to reflect a pro rata share of the additional manufacturing costs, on the basis shown in the spreadsheet in Schedule 7, but only up to a maximum manufacturing cost increase of 100% of the additional manufacturing cost;

(b) The Total Cumulative Royalty Payments due for each Royalty Year will be reduced to reflect the lower Royalty Rates on the same Target Quantity, on the basis as shown in the spreadsheet in Schedule 8.

1.7 As and when the manufacturing costs reduce, either wholly to the originally anticipated manufacturing cost (£[redacted] or by at least [redacted]% of the difference between original and current manufacturing cost, then the per unit Royalty Rates shall be adjusted accordingly.

1.8 At the end of each Royalty Year, the Total Cumulative Royalty Payment for that year shall be determined by the Parties using the Target Quantity and actual Royalty Rates applicable to that quantity.

Schedule 6 Development Activities

Note that only the high level tasks undertaken by Ingenion/Andy Wieczorek (AW) are referred to below.

No	Description	Target Completion Date	Party Responsible	Licensor Cost Estimates		Costs Rechargeable to the Licensee	
				Effort (md)	Directs	Effort (md)	Directs
1	Recheck CO2 sensor data to determine whether or not the Alphasense sensor is significantly better than the E2V device	01/12/09	Licensor	1.5		1.5	
2	Modify GasPT processor card to generate lamp drive signal and write suitable firmware	Complete	Licensor	2.0		2.0	
3	Produce design for prototype AC amplifier	Complete	Licensee (AW)				
4	Generate AC amplifier test schedule	Complete	Licensee (AW)/Licensor	0.1		0.1	
5	Construct AC amplifier on Veroboard and integrate with Alphasense evaluation board	Complete	Licensor	5.0	< £100	5.0	< £100
6	Write firmware to test AC amplifier	Complete	Licensor	4.0		4.0	
7	Test AC amplifier and firmware calculation of AC magnitude.	Complete	Licensor	4.0		4.0	
8	Investigate hardware options for calculation of AC magnitude	Not required	Licensee (AW)				
9	Implement latest gas property algorithms. Preferably, this should be done in firmware but if necessary can be done in software.	14/12/09	Licensor	15		0	
10	Complete design of CO_2 sensor circuitry and construct prototypes	31/12/09	Licensee (AW)				
11	Ascertain which resistors to change to reduce thermal conductivity sensor over-temperature	30/11/09	Licensor	1.0		0.5	
12	Obtain Baseefa approval for CO_2 sensor unit and if necessary for variation as a result of 11.	Unknown	Licensee (AW)/Licensor	2.0		0	
13	Modify probe bodies and shells	Unknown	Licensor	Unknown and probably unnecessary. Will depend on scope of modifications			
14	Final test and calibration of prototypes	Unknown	Licensor	10.0	*see below	0	*see below
15	Field trials	Unknown	Licensor	Not known at current time and subject to original license plan			
			Totals	<44.6	< £100	<17.1	< £100

* The direct costs associated with the final test and calibration can only be confirmed once the unit quantities are determined but would be chargeable to licensee.

Schedule 7 Royalty Variation

Standard Position

Unit Cost	Unit Selling Price	Margin	Royalty as % of Selling Price	Royalty as Value	Royalty as % of Margin
[redacted]					

Variation Position

Unit Cost	Unit Selling Price	Margin	Royalty as % of Margin	Royalty as Value	Royalty as % of Selling Price	Variation (%)
[redacted]						

Schedule 8 Cumulative Royalty Payments

Standard License Terms

Year 1

Quantity	Unit Payment	Total Payment
[redacted]		

Year 2

Quantity	Unit Payment	Total Payment
[redacted]		

Year 3

Quantity	Unit Payment	Total Payment
[redacted]		

Year 4

Quantity	Unit Payment	Total Payment
[redacted]		

Year 5

Quantity	Unit Payment	Total Payment
[redacted]		

At Reduced Royalty Rates

Year 1

Quantity	Unit Payment	Total Payment
[redacted]		

Year 2

Quantity	Unit Payment	Total Payment
[redacted]		

Year 3

Quantity	Unit Payment	Total Payment
[redacted]		

Year 4

Quantity	Unit Payment	Total Payment
[redacted]		

Year 5

Quantity	Unit Payment	Total Payment
[redacted]		

Minimum Annual Payments (Cumulative)

Year	Current (£)	New (£)	Variation (£)
[redacted]			